   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 10, 1998.

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14A-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     AMERICAN BANKERS INSURANCE GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                      AMERICAN INTERNATIONAL GROUP, INC.
--------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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 [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11:

     (1)  Title of each class of securities to which transaction applies:

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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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        ------------------------------------------------------------------------

     On February 10, 1998, American International Group, Inc. issued the following Press Release:


                       [AIG LOGO] AMERICAN INTERNATIONAL GROUP, INC.
                                  70 Pine Street New York, New York 10270


NEWS

For information, please contact:
         Charlene M. Hamrah (Investment Community)
         (212) 770-7074

         Joe Norton (News Media)
         (212) 770-3144


                  AIG REPORTS 1997 NET INCOME ROSE 15.0 PERCENT
                             TO RECORD $3.33 BILLION

NEW YORK, NY, February 10, 1998 - American International Group, Inc. (AIG) today reported that its net income for 1997 increased 15.0 percent to $3.33 billion from $2.90 billion in 1996. For the fourth quarter of 1997, net income totaled $884.6 million, an increase of 14.8 percent, compared to $770.2 million in the same period of 1996.

         Following is a summary table of fourth quarter and full year information (in millions, except per share amounts).

                                        FOURTH QUARTER                         TWELVE MONTHS

                                  1997      1996       Change            1997        1996       Change
                                  ----      ----       ------            ----        ----       ------
Net income, as reported           $884.6     $770.2       14.8%          $3,332.3    $2,897.3      15.0%

Income, as adjusted*              $870.8     $759.9       14.6%          $3,257.6    $2,841.9      14.6%

PER SHARE RESULTS:**

BASIC:
Net income, as reported           $ 1.27     $ 1.09       16.5%          $   4.75    $   4.10      15.9%

Income, as adjusted*              $ 1.24     $ 1.08       14.8%          $   4.64    $   4.02      15.4%

Average shares outstanding         700.2      704.2                         701.9       706.6

DILUTED:
Net income, as reported           $1.26     $1.08         16.7%          $4.73        $4.08         15.9%

Income, as adjusted*              $1.23     $1.07         15.0%          $4.62        $4.00         15.5%

Average shares outstanding        703.3     707.0                        705.0        709.3

*Adjusted to exclude realized capital gains, net of taxes.

**Share information reflects the three-for-two split in the form of a 50 percent common stock dividend, paid July 25, 1997 and the adoption of the Statement of Financial Accounting Standards No. 128 "Earnings per Share".

                                     -more-

         Income before income taxes in 1997 increased 17.1 percent to $4.70 billion from $4.01 billion reported last year. For the fourth quarter of 1997, income before income taxes amounted to $1.25 billion, an increase of 16.7 percent over the $1.07 billion reported in 1996. Included in these results were pretax realized capital gains of $118.5 million and $19.5 million for the year and fourth quarter of 1997, respectively, compared to gains of $88.0 million and $15.8 million for the same periods in 1996.

         Revenues for 1997 rose 9.5 percent to $30.60 billion from $27.94 billion in 1996. Fourth quarter revenues totaled $7.95 billion, an increase of
8.1 percent over $7.36 billion in the year earlier quarter.

         Foreign exchange rates continued to affect the translation of foreign currency net premiums written into U.S. dollars, as shown in the following table, which compares fourth quarter 1997 to fourth quarter 1996:

                                                         WORLDWIDE        FOREIGN        WORLDWIDE
                                                          GENERAL         GENERAL           LIFE
                                                         INSURANCE       INSURANCE       INSURANCE
                                                         ---------       ---------       ---------
     Premium Growth in Original Currency                    7.3%           10.6%           17.0%

     Foreign Exchange Impact                               (2.2)           (6.6)           (11.9)

     Premium Growth as Reported in U.S. $                   5.1%            4.0%            5.1%

         In the first quarter of 1998, the volatility in Asian currencies has decreased and exchange rates versus the U.S. dollar have shown signs of stabilization. If this trend continues, the impact of foreign exchange upon AIG's financial statements should diminish as the year progresses.

         At December 31, 1997, AIG's consolidated assets approximated $165 billion, an increase of 11 percent, compared to $148 billion at the prior year-end. In 1997, shareholders' equity increased to approximately $24 billion, a 9 percent increase over the $22 billion reported at December 31, 1996. AIG continued its program to repurchase shares of its common stock in the open market, purchasing 2.3 million shares in the fourth quarter for approximately $231.9 million. For the twelve months ended December 31, we have repurchased approximately 5.7 million shares for approximately $502.0 million.

         Commenting on AIG's fourth quarter and full year results, Chairman M.R. Greenberg said, "It was a good quarter and year for AIG. For 1997, our net income, revenues, assets and shareholders' equity all rose to record levels.

                                     -more-

         "In general insurance, worldwide net premiums written before the impact of foreign exchange gained 7.3 percent for the fourth quarter and 7.7 percent for the year. AIG's underwriting profit for 1997 totaled a record $490.2 million. For the fourth quarter, our combined ratio was 96.46, compared to 97.20 in 1996, while for the full year our combined ratio improved to 96.20, compared to 96.47 last year.

         "The domestic property-casualty business, as I have noted in previous quarters, remains very competitive, with no signs currently that this situation will change soon. There continues to be excess capital in the industry, due in large measure to the rise in the carrying value of the industry's bond and stock investments which is directly reflected in surplus. In this environment, AIG's domestic companies continued to emphasize the many specialty products and classes in which we are leaders. Domestic net premiums written rose 5.7 percent in the fourth quarter and 8.0 percent for the full year. Our domestic personal lines business had a very strong year, and United Guaranty Corporation, our mortgage guaranty insurance subsidiary, also had excellent results, with operating income rising 21.1 percent to a record $178.2 million.

         "AIG's foreign general insurance business had a good year, as net premiums written before the impact of foreign exchange gained 10.6 percent in the quarter and 7.2 percent for the full year 1997. Underwriting results were very strong. In Japan, we commenced the direct marketing of differentiated rate auto insurance, the first company to be given a license to conduct this business, and early results are very encouraging. Overall, we had a very good year in Japan, performing well ahead of the industry. Elsewhere, the United Kingdom, Continental Europe and Central Europe did well, as did Latin America.

         "We added $131 million and $764 million to our general insurance net loss and loss adjustment reserves for the quarter and full year, respectively, bringing the total of such reserves to $21.2 billion at year-end 1997.

         "General insurance net investment income increased 9.2 percent in the quarter and 9.6 percent for the year. Cash flow from operations continued to be strong.

         "Our life business continues to have excellent operating results, although foreign premiums when converted to U.S. dollars are adversely impacted by foreign exchange. However, since losses and expenses are also incurred in local currency, the bottom line impact has been relatively small. In addition, in Asia where currency turmoil has existed, sharply rising interest rates have had a beneficial impact on operating income. Japan was very strong, with double-digit premium growth in spite of the recessionary economy. Life operations are also growing strongly in other regions, including the U.K., Central Europe, Latin America and the Middle East. In the United States, life operations had an excellent quarter and year.

                                     -more-

         "Financial services reported strong operating performance for the fourth quarter and full year. International Lease Finance Corporation, AIG Financial Products Corp. and AIG Trading Group Inc. all had excellent results with record earnings for the full year in each case. Fourth quarter operating income rose sharply to $213.9 million, and full year operating income for financial services amounted to $701.3 million, compared to $523.9 million last year, a 33.9 percent increase.

         "Our consumer finance group made good progress in 1997, and shortly before year-end, announced that it had reached an agreement to purchase a majority ownership in publicly-traded Bangkok Investment Public Company Ltd. of Thailand. This represents our entry into the consumer finance business in Thailand.

         "In third party asset management, the fourth quarter saw the first closing of the AIG Asian Infrastructure Fund II L.P., with $1.53 billion in commitments from U.S. and international institutional investors. Despite the unsettled financial conditions currently in the Asian region, the substantial commitments made by AIG and other institutional investors to this new Fund underscore our confidence in the long term growth prospects for Asia.

         "Shortly after year-end, AIG announced that we had purchased all of the outstanding securities of SELIC Holdings, Ltd. that we did not already own from the company's other institutional and private shareholders. SELIC's principal subsidiary, Starr Excess Liability Insurance Company, Ltd., provides high limits of excess general liability and excess directors and officers insurance."


GENERAL INSURANCE

         General insurance pretax income before realized capital gains for 1997 was $2.34 billion, 9.5 percent above the $2.14 billion reported last year. For the fourth quarter of 1997, general insurance pretax income before realized capital gains was $605.8 million, an increase of 9.0 percent compared to $555.6 million in 1996.

         Worldwide general insurance net premiums written for 1997 amounted to $13.41 billion, 5.6 percent ahead of the $12.69 billion in 1996. In the fourth quarter, general insurance net premiums written were $3.12 billion, an increase of 5.1 percent, compared to $2.97 billion last year.

         General insurance net investment income rose 9.6 percent to $1.85 billion in 1997 and 9.2 percent to $487.2 million in the fourth quarter.

                                     -more-

LIFE INSURANCE

         AIG's worldwide life insurance operations reported pretax income before realized capital gains of $1.55 billion in 1997, an increase of 20.3 percent, compared to $1.29 billion in 1996. For the fourth quarter, life insurance pretax income before realized capital gains increased 17.6 percent to $415.8 million, compared to $353.5 million last year.

         For the year 1997 life insurance premium income rose 10.6 percent to $9.93 billion from $8.98 billion in 1996. Fourth quarter premium income amounted to $2.60 billion, a gain of 5.1 percent, compared to $2.47 billion in 1996.

         Life insurance net investment income rose 8.2 percent to $2.90 billion for the year 1997, compared to $2.68 billion last year. For the fourth quarter, net investment income amounted to $748.9 million, an increase of 18.9 percent, compared to $629.6 million in the same period last year.


FINANCIAL SERVICES

         Financial services pretax operating income amounted to $701.3 million for 1997, compared to $523.9 million last year, an increase of 33.9 percent. For the fourth quarter, financial services operating income increased 43.4 percent to $213.9 million, compared to $149.1 million in 1996.


OTHER OPERATIONS

         AIG's equity in income of minority-owned insurance operations amounted to $113.6 million for 1997, compared to $99.4 million in 1996. Equity in income of minority-owned insurance operations for the fourth quarter was $29.0 million, compared to $25.0 million in 1996.


                                     # # # #


AIG is the leading U.S.-based international insurance organization and among the largest underwriters of commercial and industrial insurance in the United States. Its member companies write property, casualty, marine, life and financial services insurance in approximately 130 countries and jurisdictions, and are engaged in a range of financial services businesses. American International Group, Inc.'s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.


                                     # # # #

                                                 AMERICAN INTERNATIONAL GROUP, INC.
                                                        FINANCIAL HIGHLIGHTS
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                     TWELVE MONTHS ENDED DECEMBER 31,           THREE MONTHS ENDED DECEMBER 31,
                                                  1997             1996           CHANGE      1997             1996         CHANGE
                                                  ----             ----           ------      ----             ----         ------
GENERAL INSURANCE OPERATIONS:
    NET PREMIUMS WRITTEN                      $ 13,407,529     $ 12,691,679         5.6%   $3,120,763     $  2,969,119         5.1 %
    NET PREMIUMS EARNED                         12,421,040       11,854,815         4.8     3,123,684        3,090,910         1.1
    ADJUSTED UNDERWRITING PROFIT                   490,168          449,784         9.0       118,594          109,319         8.5
    NET INVESTMENT INCOME                        1,853,523        1,690,798         9.6       487,248          446,323         9.2
    INCOME BEFORE REALIZED CAPITAL GAINS         2,343,691        2,140,582         9.5       605,842          555,642         9.0
    REALIZED CAPITAL GAINS                         128,175           64,985          --        21,388           14,288          --
    OPERATING INCOME                          $  2,471,866     $  2,205,567        12.1 %  $  627,230     $    569,930        10.1 %
------------------------------------------------------------------------------------------------------------------------------------
            LOSS RATIO                               75.33            75.89                     74.08            75.41
            EXPENSE RATIO                            20.87            20.58                     22.38            21.79
            COMBINED RATIO                           96.20            96.47                     96.46            97.20
------------------------------------------------------------------------------------------------------------------------------------
LIFE INSURANCE OPERATIONS:
    PREMIUM INCOME                            $  9,925,639     $  8,978,246        10.6 %  $2,596,406      $ 2,469,781         5.1%
    NET INVESTMENT INCOME                        2,896,469        2,675,881         8.2       748,876          629,585        18.9
    INCOME BEFORE REALIZED CAPITAL GAINS         1,550,297        1,288,960        20.3       415,797          353,505        17.6
    REALIZED CAPITAL GAINS                          21,186           34,798          --         8,397           12,198          --
    OPERATING INCOME                             1,571,483        1,323,758        18.7       424,194          365,703        16.0

FINANCIAL SERVICES OPERATING INCOME                701,337          523,906        33.9       213,903          149,145        43.4

EQUITY IN INCOME OF MINORITY-OWNED
    INSURANCE OPERATIONS                           113,636           99,359        14.4        29,043           25,037        16.0

OTHER REALIZED CAPITAL LOSSES                      (30,846)         (11,792)          --     (10,244)          (10,720)          --

MINORITY INTEREST (a)                              (31,926)         (43,226)          --       (6,433)          (9,937)          --

OTHER INCOME (DEDUCTIONS) - NET                    (95,160)         (82,320)          --      (27,323)         (19,633)          --

FOREIGN EXCHANGE LOSSES                             (1,492)          (2,030)          --       (2,717)            (153)          --

INCOME BEFORE INCOME TAXES                       4,698,898        4,013,222        17.1     1,247,653        1,069,372         16.7

INCOME TAXES                                     1,366,563        1,115,965           --      363,066          299,138           --

NET INCOME                                       3,332,335        2,897,257        15.0       884,587          770,234        14.8
    PER COMMON SHARE (b) - BASIC                      4.75             4.10        15.9          1.27             1.09        16.5
                         - DILUTED            $       4.73     $       4.08        15.9 %   $    1.26      $      1.08        16.7 %

------------------------------------------------------------------------------------------------------------------------------------
AVERAGE COMMON SHARES OUTSTANDING (b)
                         - BASIC                   701,930          706,568                   700,213        704,202
                         - DILUTED                 704,984          709,316                   703,348        707,001

(a)   REPRESENTS MINORITY SHAREHOLDERS' EQUITY IN INCOME OF CERTAIN CONSOLIDATED SUBSIDIARIES.
(b)   SHARE INFORMATION REFLECTS THE THREE-FOR-TWO SPLIT IN THE FORM OF A 50 PERCENT COMMON STOCK DIVIDEND, PAID
      JULY 25, 1997 AND THE ADOPTION OF THE STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128 "EARNINGS PER SHARE".